Registration No. 333-

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                           ___________________
                                FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                         ________________________
                     STANDARD MICROSYSTEMS CORPORATION
            (Exact name of registrant as specified in its charter)

                  Delaware                                 11-2234952
       (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                  Identification No.)

                                80 Arkay Drive
                           Hauppauge, New York 11788
                                 (516) 435-6000

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             David C. Fischer, Esq.
                                Loeb & Loeb LLP
                                345 Park Avenue
                             New York, New York 10154
                                 (212) 407-4000
              (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.


      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/


      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ / _____________________



      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering.   / / ___________________


      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / __________________

                              CALCULATION OF REGISTRATION FEE

Titles of Shares  Amount to be  Proposed Maximum  Proposed Maximum  Amount of
to be Registered   Registered    Offering Price     Aggregate      Registration
                                  Per Share(1)(2)     Offering         Fee
                                                     Price (1)(2)

Common Stock, par   240,240         $15.9375          $3,828,825     $1,320.28
value $.10 per
share

(1)   Estimated solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum offering price per share with respect to such shares has been computed based upon the average of the high and low prices of the Common Stock on April 29, 1996, as reported in the consolidated reporting system.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
May __, 1996


                                240,240 Shares

                       Standard Microsystems Corporation

                                 Common Stock

            This Prospectus relates to the public offering of up to 240,240 shares of Common Stock, par value $.10 per share ("Common Stock"), of Standard Microsystems Corporation (the"Company"). All of the shares of Common Stock that are offered hereby are being offered by a Selling Stockholder. See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholder.

            The Selling Stockholders may offer shares of Common Stock for sale from time to time, in one or more transactions in the over-the-counter market, at market prices prevailing at the time of sale.

            The Common Stock is traded in the over-the-counter market under the Nasdaq symbol SMSC, and such trading is reported in the Nasdaq National Market System. The reported closing sale price of the Common Stock on April 29, 1996 was $15.75 per share. Prospective investors should obtain the most recent available price quotations prior to any purchase of Common Stock.




            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
              STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
                OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The Company has agreed to pay substantially all of the expenses in connection with the registration of the shares being offered by the Selling Stockholder, which expenses are estimated at $5,320.28.

            No person has been authorized to give any information or to make any representation in connection with any offering hereunder not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated herein by reference and made a part of this Prospectus:

            (a) The Company's Annual Report on Form 10-K for the year ended February 28 1995;

            (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1995, August 31, 1995, and November 30, 1995; and

            (c)   The Company's Current Report on Form 8-K dated January 26,
1996.

            All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, a copy of any of the information incorporated by reference herein (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information). Requests should be directed to Standard Microsystems Corporation, 80 Arkay Drive, Hauppauge, New York 11788, Attention: Vice President-Finance, telephone
(516) 435-6000.

                       STANDARD MICROSYSTEMS CORPORATION

            The Company was incorporated in Delaware in 1971. The Company is one of the world's largest suppliers of products for personal computer local area networks. Local area network technologies are comprised of hardware and software combinations that act as traffic signaling protocols to control communications, primarily between personal computers and peripheral devices such as printers and disk drives. The Company's System Products Division designs, produces and markets products that allow personal computers (PCs) to be connected to local area networks (LANs) and products that connect LANs to each other.

            The Company's Component Products Division designs, produces and markets metal-oxide-semiconductor/very-largescale-integrated (MOS/VLSI) circuits mainly for PC input/output (I/O) control and computer and industrial network control.

            The mailing address of the Company's principal executive offices is 80 Arkay Drive, Hauppauge, New York 11788, and its telephone number at that address is (516) 435-6000.

                              SELLING STOCKHOLDER

            EFAR Microsystems, Inc. (the "Selling Stockholder") is the holder of 240,240 shares of Common Stock, all of which shares may be offered hereby. The Selling Stockholder may offer shares of Common Stock from time to time in one or more transactions in the over-the-counter market, which may involve brokers or dealers, or in private transactions. The Company has not entered into any agreement, arrangement or understanding with brokers or dealers regarding the shares of Common Stock that may be offered hereby prior to the effective date of the Registration Statement of which this Prospectus forms a part, and the Selling Stockholder has advised the Company that it has not entered into any such agreement.

            The Selling Stockholder has also advised the Company that the 240,240 shares of Common being registered hereby below represent the only shares of Common Stock held by the Selling Stockholder, which holdings represents 1.77% of the total number of outstanding shares of Common Stock of the Company as of February 29, 1996. The Company is not aware that the Selling Stockholder has had any position, office or other material relationship with the Company or any of its affiliates within the past three years, except that the Selling Stockholder is a California corporation, substantially all of the assets of which have been acquired by the Company.

                         DESCRIPTION OF CAPITAL STOCK

      The following description of the Common Stock, and of other securities of the Company, is an outline only and does not purport to be complete. For a complete statement, reference is made to the provisions of the Restated Certificate of Incorporation of the Company, a copy of which is on file with the Commission (see "Available Information"), and the description which follows is qualified in its entirety by such reference.

      The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock, par value $.10 per share. On February 29, 1996, 13,607,581 shares of Common Stock, and no shares of Preferred Stock, were outstanding. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

      The Preferred Stock may be issued without further stockholder approval in one or more series, with such voting powers, dividend rights, designations, preferences, rights, qualifications, limitations and restrictions as shall be determined by the Board of Directors before the issuance thereof.

Common Stock

      Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders. Holders of Common Stock do not have cumulative voting rights for the election of directors. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors to be elected at the meeting, if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. At each annual meeting of stockholders, approximately one-third of the entire Board of Directors is elected for a three-year term.

      In the event of liquidation of the Company, holders of Common Stock are entitled to a proportionate share in any distribution of Company assets after the payment of liabilities (including all amounts to which holders of Preferred Stock, if any Preferred Stock then is outstanding, may be entitled). Holders of Common Stock do not have preemptive rights and there are no conversion, redemption, sinking fund or similar provisions with respect to the Common Stock.

Stock Purchase Rights Agreement

      On January 7, 1988, the Company adopted a stock purchase Rights Agreement (the "Rights Agreement") pursuant to which each share of Common Stock outstanding on January 13, 1988 and each share issued thereafter, including the shares of Common Stock offered hereby, has or, when issued, will have, associated with it one Right (a "Right"). The Rights are represented by the Common Stock certificates and are not exercisable or transferable apart from the Common Stock certificates until the earlier of (i) fifteen days after the Stock Acquisition Date described below, and (ii) ten business days after commencement of a tender or exchange offer for 30% or more of the Company's outstanding Common Stock. "Stock Acquisition Date" means the first date of public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the outstanding Common Stock, other than certain acquisitions ("Direct Acquisitions") directly with the Company approved by a majority of the independent Directors of the Company.

      Pursuant to the Rights Agreement, in the event that, among other things,
(i) a person or group acquires 30% or more of the outstanding Common Stock, other than pursuant to Direct Acquisitions or certain tender or exchange offers for all outstanding Common Stock at a price and on terms determined to be fair by a majority of the independent Directors, or (ii) a person or group acquires 20% or more of the outstanding Common Stock and the Board of Directors has declared such person or group to be an "Adverse Person" with respect to the Company after a determination by a majority of the independent Directors based on certain criteria related to the best interests of the Company, or (iii) any Acquiring Person engages in various transactions with the Company, then each holder of a Right (other than an Acquiring Person or an Adverse Person) will be entitled to receive, upon exercise, Common Stock having a value equal to twice the exercise price of the Right.

      In the event that, following the Stock Acquisition Date, directly or indirectly, (i) the Company consolidates with or merges into any other company, and such other company is the continuing or surviving company, or
(ii) any other company consolidates with or merges into the Company and the Company is the continuing or surviving company and in connection therewith some or all of the Company's outstanding Common Stock is changed or exchanged, or (iii) more than 50% of the assets or earning power of the Company is sold or otherwise transferred, then each holder of a Right (other than an Acquiring Person or an Adverse Person) will be entitled to receive, upon exercise, shares of common stock of the company that is the other party to such consolidation, merger, sale or transfer having a value equal to twice the exercise price of the Right.

      Subject to certain limitations, the Company may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. The Rights will expire on January 12, 1998, unless earlier redeemed by the Company.

      The foregoing summary of certain terms of the Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, a copy of which is on file with the Commission. See "Available Information."

                         COMMON STOCK DIVIDEND POLICY

      The Company has never paid a cash dividend on its Common Stock. The present policy of the Company is to retain earnings to provide funds for the operation and expansion of its business. The Company does not expect to pay cash dividends on its Common Stock in the foreseeable future.

                                LEGAL OPINIONS

      The validity of the Common Stock being offered hereby will be passed upon for the Company by Loeb & Loeb LLP, New York, New York. Harold I. Kahen, of counsel to Loeb & Loeb LLP, is Secretary of the Company.

                                EXPERTS

      The financial statements and financial schedules for the fiscal year ended February 28, 1995, incorporated by reference in the registration statement of which this Prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                                    PART II

Item 14.  Other Expenses of Issuance and Distribution

Estimated expenses:     Accounting Fees                        $   500.00
                        Legal Fees                               3,500.00
                        SEC Filing Fee                           1,320.28
                                                                 ________
                              Total                            $ 5,320.28

            The registrant is to bear the cost of all the estimated expenses listed above.

Item 15.    Indemnification of Directors and Officers

            Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power to indemnify any person sued as a director, officer, employee or agent of the corporation, or of another corporation if serving as such at the request of the indemnifying corporation, in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the indemnifying corporation. In the case of criminal actions and proceedings, such person must also have had no reasonable cause to believe his or her conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the indemnifying corporation and so long as he or she has not been found liable to the indemnifying corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the registrant against expenses.

            The registrant's By-laws include the indemnification provisions excerpted below:

                  4. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful....

                        (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 16.    Exhibits

            There are filed as a part of this registration statement, the exhibits listed on the Exhibit Index.

Item 17.    Undertakings

            (a)   The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2)   That, for the purpose of determining any liability
                                 II-2
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
                              III-3

                                 SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hauppauge, State of New York, on May 2, 1996.


                        STANDARD MICROSYSTEMS CORPORATION
                                (Registrant)


                        By:  ANTHONY M. D'AGOSTINO
                             ---------------------
                             Anthony M. D'Agostino
                             Senior Vice President -- Finance
                             (Principal Financial and
                             Accounting Officer)

                              POWER OF ATTORNEY


            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Herman Fialkov, Paul Richman, Anthony M. D'Agostino and David C. Fischer as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                   Date

PAUL RICHMAN                    Chairman of the Board   May 2, 1996
- ------------                    and Chief Executive
Paul Richman                    Officer (Principal
                                Executive Officer)


EVELYN BEREZIN                  Director                May 2, 1996
- --------------
Evelyn Berezin

ROBERT M. BRILL                 Director                May 2, 1996
- ---------------
Robert M. Brill

PETER F. DICKS                  Director                May 2, 1996
- --------------
Peter F. Dicks

HERMAN FIALKOV                  Director                May 2, 1996
- --------------
Herman Fialkov

RAYMOND FRANKEL                 Director                May 2, 1996
- ---------------
Raymond Frankel

IVAN T. FRISCH                  Director                May 2, 1996
- --------------
Ivan T. Frisch

                                 EXHIBIT INDEX

Location/
Incorporated by
Reference to:                  Exhibit No.     Exhibit

 *                              5               Opinion of Loeb &
                                                Loeb LLP as to
                                                legality of
                                                securities being
                                                registered

 *                              23.1            Consent of Arthur
                                                Andersen LLP
 *                              23.2            Consent of Loeb &
                                                Loeb LLP (included in
                                                Exhibit 5)
Located on                      24              Power of Attorney
Signature Page                                  authorizing any of
                                                Herman Fialkov, Paul
                                                Richman, Anthony M.
                                                D'Agostino, and
                                                David C. Fischer to
                                                sign amendments to
                                                the registration
                                                statement
_______________
*Filed herewith